AMENDMENT TO
                     TRANSFER AGENCY AND SERVICE AGREEMENT
                                    between
                              ARTISAN FUNDS, INC.
                                      and
                      STATE STREET BANK AND TRUST COMPANY

This Amendment (the "Amendment") to the Transfer Agency and Service Agreement between Artisan Funds, Inc., a Wisconsin corporation (the "Fund"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Bank"), is made as of January 9, 1997, and amends the Transfer Agency and Service Agreement between the parties dated as of March 7, 1995 (the "Agreement").

1.BACKGROUND. The Fund now issues shares in two series -- Artisan Small Cap Fund and Artisan International Fund. Effective March 18, 1997, the Fund expects to begin issuing shares of its series designated Artisan International Fund in two classes -- International Shares and International Institutional Shares. The Bank serves as transfer agent for both series of shares.

2.TREATMENT OF CLASSES OF SHARES OF ARTISAN INTERNATIONAL FUND. Effective with the first date on which International Institutional Shares are issued, the Bank shall calculate its fees and expenses pursuant to Section 2 of the Agreement as if the International Shares class of shares and the International Institutional Shares class of shares were separate Portfolios of the Fund.

3.FEE SCHEDULE. The fees payable to the Bank under the Agreement shall be at the rates shown on the fee schedule attached to this Amendment effective as of January 1, 1997. Except as modified by the fee schedule attached to this Amendment, the initial fee schedule attached to the Agreement shall remain in effect. The fee schedule may be changed from time to time subject to the mutual written agreement between the Fund and the Bank.


ARTISAN FUNDS, INC.                     STATE STREET BANK AND TRUST COMPANY

By /s/ John M. Blaser
John M. Blaser, Chief                   Name: /s/ Ronald E. Logue
Financial Officer,                      Title: Executive Vice President
Treasurer and Secretary



                                  FEE SCHEDULE

       Effective January 1, 1997, the fees payable by Artisan Funds, Inc. to State Street Bank and Trust Company pursuant to the Transfer Agency and Service Agreement dated March 7, 1995 between them, as amended by an Amendment to the Transfer Agency and Service Agreement dated January 9, 1997, shall be as follows:

1.                  Annual Account Service Fees

                    Minimum annual fee:

                       Small Cap Fund
                                                               $30,000 per year
                        International Fund

                           International Shares                $30,000 per year

                           International Institutional Shares  $18,000 per year

2.                Activity Based Fees

                       New Account Set-up/Cash Item                  $5.00 each
                       Cash Items - DDPS                             $0.75 each

3. The Bank will monitor telephone volume to be prepared to take advantage of volume discounts.



ARTISAN FUNDS, INC.                     STATE STREET BANK AND TRUST COMPANY

By /s/ John M. Blaser                   By /s/ Ronald E. Logue
John M. Blaser, Chief                   Name: Ronald E. Logue
Financial Officer,                      Title: Executive Vice President
  Treasurer and Secretary